Exhibit 99

Reinsurance Group of America Names New Member to Board of Directors

ST. LOUIS, July 1, 2026 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global life and health reinsurer, announced today that Maurice Tulloch has been appointed to the company’s Board of Directors, effective July 1, 2026.

“Maurice brings a forward-looking view of the insurance industry, paired with broad, hands-on experience leading global businesses,” said Tony Cheng, President and Chief Executive Officer, RGA. “His combination of operational expertise and global insight, and his commitment to making insurance simpler and more responsive for customers will be valuable as RGA continues helping clients navigate change and deliver meaningful protection.”

“Maurice’s experience spans senior executive leadership, international insurance operations, and service on public and private boards,” said Stephen O’Hearn, Chair of the Board of Directors, RGA. “His perspective on governance, capital stewardship, and leading through complexity will further strengthen the Board as it continues to oversee RGA’s long-term strategy.”

Mr. Tulloch is the former Chief Executive Officer of Aviva Group, where he led efforts to simplify the organization, strengthen commercial discipline, and improve customer outcomes. During a career at Aviva spanning more than 25 years, he held a range of senior leadership roles across geographies and business lines, including President and Chief Executive Officer of Aviva Canada, Chairman of Global General Insurance, and Chief Executive Officer, International, with responsibility for operations across Europe and Asia.

Throughout his career, Mr. Tulloch has been recognized for his operational expertise, international perspective, and early advocacy for using data analytics and artificial intelligence to enhance business performance. He currently serves on the boards of PSP Investments and Porch Group Inc., and previously held board and industry leadership roles with Aviva plc, The Geneva Association, the Insurance Development Forum, ClimateWise, the Insurance Bureau of Canada, and other insurance organizations.

Mr. Tulloch holds a Chartered Professional Accountant (CPA) designation, an MBA from Heriot-Watt University in Edinburgh, and a B.A. in Economics from the University of Waterloo.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA is one of the world’s largest and most respected reinsurers and remains guided by a powerful purpose: to make financial protection accessible to all. As a global capabilities and solutions leader, RGA empowers partners through bold innovation, relentless execution, and dedicated client focus – all directed toward creating sustainable long-term value. RGA has approximately $4.3 trillion of life reinsurance in force and total assets of $156.6 billion as of December 31, 2025. To learn more about RGA and its businesses, please visit rgare.com or follow RGA on LinkedIn and Facebook. Investors can learn more at investor.rgare.com.

FOR MORE INFORMATION:

Crystal Lu

Senior Vice President, Investor Relations

Crystal.Lu@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com

Lynn Phillips

Senior Vice President, Enterprise Marketing & Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Executive Director, Public Relations

636-736-8521

lizzie.curry@rgare.com